QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

FOR:	BUILDING MATERIALS HOLDING CORPORATION
CONTACT:	Ellis C. Goebel Senior Vice President, Finance and Treasurer (415) 627-9100
FD Morgen-Walke
	Investor Relations:	Leigh Parrish
(415) 439-4521
	Media Relations:	Ron Heckmann
(415) 439-4513
FOR IMMEDIATE RELEASE

BMHC LAUNCHES FLORIDA OPERATIONS THROUGH NEW
CONSTRUCTION SERVICES JOINT VENTURE

~ Company Acquires 60% Interest in Residential Shell Construction Business ~

SAN FRANCISCO (January 14, 2003)—Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of construction services and products to professional builders and contractors, announced today that it has entered into a definitive agreement to establish a joint venture construction business that services homebuilding markets in Florida. The new business unit, WBC Construction, LLC, is owned 60% by BMHC through its subsidiary BMC Construction, Inc., and 40% by Willard Brothers Construction, Inc., a privately held firm based in Fort Lauderdale, Florida, and its owners A. Bruce Willard and Danny L. Willard. The unit will do business as "WBC—A BMC Construction Company" and will be accounted for using the equity method. Closing of the transaction is expected to occur upon satisfactory completion of due diligence.

        WBC contracts with residential production builders in Florida to produce site-built home exteriors. The Willard family has been in the business of constructing the "shell" of the house, including the foundation, walls and roof, for more than 35 years. WBC operates on the East and West coasts of Florida and does business with more than 25 regional and national production homebuilders. Its annual revenues for 2002 were more than $100 million.

        "Florida issued more single-family and more multi-family residential building permits last year than any other state in the nation, accounting for 10.2% of the 1.6 million permits issued in the U.S.," said Robert E. Mellor, Chairman, President and Chief Executive Officer of BMHC. "In addition, Florida is the fourth most populous state in the U.S. and its population is projected to continue growing at a faster rate than the U.S. overall.

        "This transaction advances two of our key business objectives, which are to increase construction services provided to high-volume production homebuilders and to expand operations into attractive geographic markets. We are very pleased to launch operations in Florida through our partnership with Willard Brothers Construction and begin serving this important homebuilding market."

        Bruce Willard, President of WBC, stated, "We believe the joint venture with BMHC will enhance our leadership position in serving the construction services needs of production homebuilders in our markets and will provide us with the opportunity to continue to grow the business in a strategic and disciplined manner. In addition, we anticipate that this transaction will provide opportunities for employee development and career advancement."

        Mr. Mellor continued, "Willard Brothers Construction possesses a long-term track record of growth and best practices that is very complementary to the BMHC organization. We anticipate WBC will provide the same high-quality service that both companies' customers have come to expect. Bruce and Danny Willard, along with their knowledgeable management team, will continue to manage the operations and we believe their experience will continue to provide a competitive advantage in serving production homebuilders in Florida."

        BMHC will pay for the 60% interest with a combination of cash and BMHC common stock. Under the joint venture operating agreement, BMHC will eventually acquire the remaining 40% interest through a put-call arrangement between the partners.

  About BMHC

        Building Materials Holding Corporation is a leader in the construction services and building materials industry. The Company specializes in providing high-quality products, as well as engineering, manufacturing and installation services to professional residential builders and contractors. BMHC operates through its subsidiaries BMC West Corporation and BMC Construction, Inc., with more than 130 facilities organized into over 60 business units across the Western and Southern states. Keys to the Company's long-term success include concentration on strong housing markets and a management structure that keeps BMHC close to local market trends and to the service needs of its customers.

  Business Risks and Forward-Looking Statements

        Certain statements made in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BMHC, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks or uncertainties may include, but are not limited to changes in costs of materials sold; changes in selling prices; competition within the construction services and building materials industry; changes in economic conditions and interest rates; integration of acquired businesses; increases in costs of raw materials and labor; retention of key management personnel; consumer confidence; household and job formation; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release. These risks and uncertainties are discussed in detail in Building Materials Holding Corporation's Form 10-K for the fiscal year ended December 31, 2001. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. BMHC disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release.

QuickLinks

  EXHIBIT 99.1
BMHC LAUNCHES FLORIDA OPERATIONS THROUGH NEW CONSTRUCTION SERVICES JOINT VENTURE ~ Company Acquires 60% Interest in Residential Shell Construction Business ~